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                            THE VALUE LINE FUND, INC.

                SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                   EXHIBIT 16



Year(s) Ended 12/31/96:                1 year        5 years       10 years
                                     --------       --------       --------
Initial Investment:                     1,000          1,000          1,000
Balance at End of Period:               1,225          1,729          3,874
Change:                                   225            729          2,874

Percentage Change:                      22.52%         72.93%        287.43%

Average Annual Total Return:            22.52%         11.58%         14.50%